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                                                                     EXHIBIT 4.8

                        SERIES B STOCK PURCHASE AGREEMENT

        AGREEMENT made as of this 22nd day of December, 1998, by and among (i) OptiMark Technologies, Inc., a Delaware corporation (the "Company"), and (ii) the purchasers ("Purchasers") of the Company's Series B Convertible Participating Preferred Stock, $.01 par value per share ("Series B Stock") identified on Schedule I hereto.

SECTION 1.  DEFINITIONS

        In addition to other capitalized terms defined elsewhere herein, the following terms shall have the indicated meanings:

        1.1 "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

        1.2 "Affiliate" of a Person means any corporation or other entity that is or ever would have been considered a single employer with that Person under ERISA Section 4001(b) or part of the same "controlled group" as that Person for purposes of ERISA Section 302(d)(8)(C).

        1.3 "Audited Financial Statements" means the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1996 and December 31, 1997, and the related statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the 12-month periods then ended (together with the notes thereto), copies of which have been delivered to the Purchasers.

        1.4 "Board" means the board of directors of the Company as constituted from time to time.

        1.5 "BT Options" means the Common Stock Purchase Options dated July 10, 1998 in favor of BT Investment Partners, Inc. ("BT") under which General Atlantic Partners has granted to BT the right to purchase up to 166,667 shares of Common Stock owned by General Atlantic Partners, at an exercise price of $10.00 per share.

        1.6 "CBOE Warrant" means a Common Stock Purchase Warrant dated December 31, 1996, pursuant to which The Chicago Board Options Exchange, Incorporated has the right to purchase from the Company up to 1,000,000 shares of Common Stock at an exercise price of $2.25 per share, subject to potential adjustment as provided therein.

        1.7 "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company, including the Certificate of Designations with respect to the Series A Stock and the Certificate of Designations with respect to the Series B Stock (as amended) attached thereto, filed with the Delaware Secretary of State on or about May 29, 1998.



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        1.8     "Code" means the Internal Revenue Code of 1986, as amended. For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections.

        1.9 "Common Stock" means the voting and nonvoting common stock of the Company, $.01 par value per share.

        1.10 "Consent of the Purchasers" means the vote at a meeting or executed written consents in lieu of a meeting of one or more Purchasers owning at least 75% of the Series B Shares (including for such purposes, on a proportional basis, any Conversion Shares into which any of the Series B Shares have been converted and not sold to the public).

        1.11 "Conversion Shares" means the shares of Common Stock or any successor class of capital stock of the Company hereafter issued or issuable upon conversion of the Series B Shares.

        1.12 "Copyrights" means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

        1.13 "Dow Jones Warrant" means a Common Stock Purchase Warrant dated May 29, 1997, pursuant to which Dow Jones & Company, Inc. has the right to purchase from the Company up to 2,161,764 shares of Common Stock at an exercise price of $2.75 per share, subject to potential adjustment as provided therein.

        1.14 "Employee Program" means (a) all employee benefit plans within the meaning of ERISA Section 3(3), including but not limited to multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes, and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (b) all stock or cash option plans, restricted stock plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in
(a) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization. An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

        1.15 "Environmental Laws" means and includes any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the federal, state or local level, whether existing as of the date hereof or subsequently enacted.



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        1.16    "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

        1.17 "Financial Statements" means and includes both the Audited Financial Statements and the Unaudited Financial Statements, copies of both of which have been delivered to the Purchasers.

        1.18 "Goldman Warrants" means (i) the Common Stock Purchase Warrant in favor of The Goldman Sachs Group, L.P. dated June 1, 1998 under which William
A. Lupien has granted to Goldman Sachs the right to purchase up to 500,000 shares of Common Stock owned by Mr. Lupien, at an exercise price of $10.00 per share, and (ii) the Common Stock Purchase Warrant in favor of The Goldman Sachs Group, L.P. dated June 1, 1998 under which Richard W. Jones has granted to Goldman Sachs the right to purchase up to 500,000 shares of Common Stock owned by Mr. Jones, at an exercise price of $10.00 per share

        1.19 "Hazardous Material" means and includes any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law.

        1.20 "Intellectual Property" means and includes Copyrights, Internet Assets, Patents, Trade Secrets, Trademarks, Software and other proprietary rights.

        1.21 "Internet Assets" means any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

        1.22 "IPO Effectiveness Date" means the date (if any) upon which the Company commences its initial public offering pursuant to an effective registration statement filed with the SEC under the 1933 Act.

        1.23    "IRS" means the Internal Revenue Service.

        1.24 "Judgment" means any judgment, injunction, writ, award, decree or order of any nature from any arbitrator, court or governmental agency.

        1.25 "Liabilities" means and includes any indebtedness, liabilities, guaranties or other obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, asserted or unasserted.

        1.26 "Lien" means and includes any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences), including, without



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limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease obligation, or any financing lease having substantially the same economic effect as any of the foregoing.

        1.27 "Losses" means and includes losses, claims, damages, causes of action, liabilities, penalties, fines and related interest and expenses, including reasonable attorneys' fees and disbursements, and costs of investigation, litigation, arbitration, enforcement and indemnification.

        1.28 "Material Contracts" means and includes any employment contract; stock redemption or purchase agreement; loan, capital lease or other financing agreement; license, distributor, sales representation or OEM agreement; agreements with any officers, directors, employees or stockholders of the Company or any persons related to or affiliated with any such persons; leases; agreements relating to the licensing, distribution, development or maintenance of Software and related hardware; agreements with customers of the Company; powers of attorney; pension, profit-sharing, retirement or stock option plans; any other contract, obligation or commitment (whether written or oral) involving actual or potential consideration of more than $100,000; or any contract, obligation or commitment not entered into in the ordinary course of business.

        1.29 "ML Options" means the Common Stock Purchase Options dated July 10, 1998 in favor of ML IBK Positions, Inc., Merrill Lynch KECALP L.P. 1997, and Merrill Lynch KECALP International L.P. 1997 (altogether, "ML") under which Dow Jones & Company, Inc. and General Atlantic Partners have granted to ML the right to purchase a total of up to 500,000 shares of Common Stock owned by Dow Jones and General Atlantic Partners, at an exercise price of $10.00 per share.

        1.30 "Multiemployer Plan" means an Employer Program to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

        1.31 "NASDAQ Warrant" means the Warrant Agreement dated September 1, 1998 pursuant to which The Nasdaq Stock Exchange Incorporated has the right to purchase from the Company up to 11,250,000 shares of Common Stock at exercise prices ranging from $3.00 to $7.00 per share.

        1.32 "NeoVision Letter" means the letter dated April 16, 1998 from counsel for NeoVision Hypersystems, Inc. to the Company, a copy of which is included in Schedule 3.13 hereto.

        1.33 "OptiMark(TM)" means the Company's proprietary "OptiMark(TM)" securities trading system, which is under development.

        1.34 "Outstanding Rights" means and includes (a) the rights of the holder under the PCX Warrant, (b) the rights of the holder under the Dow Jones Warrant, (c) the rights of the holder under the NASDAQ Warrant, (d) the rights of the holder under the CBOE



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Warrant, (e) the rights of the holder under the VSC Warrant, (f) the rights of the holder under the TransAmerica Warrant, (g) the right of Frank Egan to purchase from the Company up to 40,000 shares of Common Stock at an exercise price of $10.00 per share, (h) the right of Ramsey Beirne Partners, L.L.C. to purchase from the Company up to 5,000 shares of Common Stock at an exercise price of $10.00 per share, and (i) the rights of the holders of options and other rights to acquire Common Stock, issued and reserved for issuance as incentives for the Company's officers, directors, employees, former employees and consultants.

        1.35 "Patents" means any foreign or United States patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

        1.36 "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental agency or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

        1.37 "PCX Warrant" means the Common Stock Purchase Warrant dated August 27, 1996 pursuant to which The Pacific Exchange, Incorporated has the right to purchase from the Company up to 2,104,000 shares of Common Stock at an exercise price of $1.83 per share, subject to potential adjustment as provided therein.

        1.38 "Purchasers" includes the Purchasers and their successors and assigns with respect to the Series B Stock and the Conversion Shares.

        1.39 "Registration Rights Agreement" means the Registration Rights Agreement dated April 23, 1998 between the Company and the Purchasers.

        1.40 "Requirement of Law" means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license, franchise or Judgment, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

        1.41    "SEC" means the United States Securities and Exchange
Commission.

        1.42 "Securities Laws" means and includes the 1933 Act and all other applicable federal, state and foreign securities laws.

        1.43 "Series A Stock" means the Company's Series A Convertible Participating Preferred Stock, $.01 par value per share, the rights, privileges, preferences, limitations and qualifications of which are set forth in the Certificate of Designations attached to the Company's Certificate of Incorporation.



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        1.44    "Series B Shares" means the shares of Series B Stock being sold by the Company to the Purchasers pursuant to this Agreement.

        1.45 "Series B Stock" means the Company's Series B Convertible Participating Preferred Stock, $.01 par value per share, the rights, privileges, preferences, limitations and qualifications of which are set forth in the Certificate of Designations attached to the Company's Certificate of Incorporation.

        1.46 "Software" means any computer software programs, source code, object code, data and related documentation.

        1.47 "Stockholders Agreement" means the Amended and Restated Stockholders Agreement dated April 23, 1998, among the Company, the holders of the Series A Stock, and certain other stockholders of the Company.

        1.48 "Subsidiary" means any corporation or other entity (a) a majority of which is owned or previously was owned by the Company, or (b) which the Company otherwise directly or indirectly controls or previously controlled.

        1.49 "Taxes" means and includes all federal, state, local, foreign and other taxes and governmental assessments and levies, including without limitation income taxes, alternative minimum taxes, sales taxes, franchise taxes, excise taxes, employment and payroll taxes, estimated taxes, withholding taxes, transfer taxes, and all associated fines, penalties and interest.

        1.50 "Trade Secrets" means and includes any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blueprints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

        1.51 "Trademarks" means and includes any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

        1.52 "Transaction Documents" means collectively this Agreement, the Certificate of Designations for the Series B Stock included within the Certificate of Incorporation, and the Registration Rights Agreement.

        1.53 "TransAmerica Warrant" means the Common Stock Purchase Warrant dated June 19, 1998, issued in connection with the Company's receipt of a $5,000,000 line of credit for equipment leasing purposes, under which TransAmerica Business Credit Corporation has the right to purchase from the Company up to 42,500 shares of Common Stock at a price of $10.00 per share.



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        1.54    "Unaudited Financial Statements" as of any date means the most recently available unaudited consolidated balance sheet of the Company and its Subsidiaries as of that date, and the related statement of income of the Company and its Subsidiaries for the year or partial year then ended.

        1.55 "Voting Agreement" means the Voting Agreement dated July 17, 1996 among some of the stockholders of the Company.

        1.56 "VSC Warrant" means the Common Stock Purchase Warrant dated April 23, 1998 pursuant to which Virginia Surety Company, Inc. has the right to purchase from the Company up to 500,000 shares of Common Stock at an exercise price of $10.00 per share, subject to potential adjustment as provided therein.

SECTION 2.  TERMS OF PURCHASE

        2.1 General. The Company has authorized the issuance and sale of up to an aggregate of eleven million (11,000,000) Series B Shares to the Purchasers for a purchase price of Ten Dollars ($10.00) per share. The Series B Shares will be sold in one or more closings (each, a "Closing"), beginning on or about April 23, 1998 and continuing from time to time thereafter until the earlier to occur of (i) the sale by the Company of all eleven million (11,000,000) available Series B Shares, or (ii) a decision by the Board to terminate the offering of Series B Stock. The Series B Shares will be sold to such Purchasers, in such amounts, and at such intervals, as the Company may determine. The Company has authorized and has reserved, and covenants to continue to reserve, a sufficient number of shares of voting Common Stock to satisfy the rights of conversion of the holders of the Series B Shares.

        2.2     Closings. At each Closing the following shall occur:

                (a) The Company will execute and deliver to the relevant Purchaser(s) certificates evidencing the Series B Shares being purchased.

                (b) The Company and the relevant Purchaser(s) will mutually execute and deliver the Registration Rights Agreement.

                (c) The Company will deliver to the Purchasers an Officer's Certificate as to (i) the due adoption and continuing effectiveness of the resolutions of the Board, attached thereto, approving the Transaction Documents and all transactions contemplated thereby, (ii) the accuracy and continuing effectiveness of the Certificate of Incorporation and Bylaws of the Company attached thereto, and (iii) the incumbency and specimen signature of each officer executing the Transaction Documents and the other closing documents on behalf of the Company.

                (d) The Company will deliver to the Purchasers a written opinion of counsel to the Company, in form and substance reasonably satisfactory to the Purchasers, as to certain legal matters of potential importance to the Purchasers.



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                (e)     The relevant Purchaser(s) will pay for the Series B
Shares being purchased, by wire transfer to the Company.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        To induce the Purchasers to enter into and consummate this Agreement, effective as of each Closing, the Company represents and warrants to the relevant Purchasers as follows:

        3.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction in which the failure to qualify would have a material adverse effect on the Company. The Company has all required corporate power and authority to own and operate its property, to lease the property it operates as lessee, to carry on its business as presently conducted or contemplated, to enter into and perform the Transaction Documents and the agreements contemplated thereby, and generally to carry out the transactions contemplated hereby and thereby. Except as set forth on Schedule 3.1, the Company does not own or lease property in any jurisdiction other than its jurisdiction of incorporation and the jurisdictions in which it is qualified to do business as a foreign corporation. The copies of the Certificate of Incorporation and Bylaws of the Company, each as amended to date, which have been furnished to the Purchasers, are correct and complete at the date hereof. The Company is not in violation of any term of its Certificate of Incorporation or Bylaws.

        3.2 Authorization. The Transaction Documents and all documents and instruments executed pursuant thereto have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. The execution, delivery and performance of the Transaction Documents and all documents and instruments contemplated thereby and the delivery and issuance of the Series B Shares and, upon conversion of the Series B Shares, the Conversion Shares have been duly authorized by all necessary corporate or other action of the Company. Other than routine filing of a Form D with the SEC and any required filings under state securities laws, no consent, approval or authorization of, or designation, declaration or filing with, any Person, and no lapse of a waiting period, is required of the Company in connection with the execution, delivery and performance of the Transaction Documents, or the issuance and delivery by the Company of the Series B Shares in accordance with the terms of this Agreement and, upon conversion of the Series B Shares, the Conversion Shares, or the performance or consummation of any other transaction contemplated thereby.

        3.3 Non-Contravention. The execution, delivery and performance by the Company of the Transaction Documents and each of the other agreements and instruments to which it is a party and which are contemplated thereby will not
(a) conflict with or result in any default under (i) any contract, obligation or commitment of the Company, or (ii) any provision of the Certificate of Incorporation or Bylaws of the



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Company or any amendment thereof; (b) result in the creation of any Lien of any nature upon any of the properties or assets of the Company; or (c) violate any Judgment or Requirement of Law applicable to the Company. The Company has not previously entered into any contract, obligation or commitment which is currently in effect or by which the Company is currently bound, granting any rights to any Person which are inconsistent with the rights to be granted by the Company in the Transaction Documents or any of the agreements contemplated by the Transaction Documents.

        3.4     Capitalization of the Company.

                (a)     The authorized capital stock of the Company consists of
(i) 150,000,000 shares of Common Stock, of which 148,500,000 shares are voting Common Stock and 1,500,000 shares are Nonvoting Common Stock, and (ii) 40,000,000 shares of Preferred Stock. No Certificate of Designation has been filed with the Delaware Secretary of State with respect to the Company's Preferred Stock except the Certificate of Designations for the Series A Stock and the Certificate of Designations for the Series B Stock. Immediately prior to the date of this Agreement, there were outstanding (x) 31,139,822 shares of Common Stock, including 30,399,822 shares of voting Common Stock and 740,000 shares of Nonvoting Common Stock, but not including 188,000 shares of Common Stock held by the Company in treasury, (y) 3,509,568 shares of Series A Stock, and (z) 10,150,000 shares of Series B Stock. All outstanding shares of Preferred Stock and Common Stock are duly and validly issued, fully paid and nonassessable. The 3,509,568 outstanding shares of Series A Stock are convertible into a total of 14,038,272 shares of voting Common Stock. The 10,150,000 outstanding shares of Series B Stock are convertible into a total of 10,150,000 shares of voting Common Stock. The Company has reserved an aggregate of 11,000,000 shares of voting Common Stock for issuance upon conversion of the Series B Shares. Except for the Series A Stock, the Series B Stock and the Outstanding Rights, there are no outstanding warrants, options or other rights or obligations to purchase or acquire any Common Stock or other securities of the Company from the Company. To the Company's knowledge, except for the Goldman Warrants, the BT Options and the ML Options, no stockholder of the Company has granted to any Person any warrant, option or right to acquire any securities of the Company from any such stockholder. All of the outstanding shares of capital stock of the Company (including the Series B Shares) have been offered, issued, sold and delivered in compliance with all applicable federal and state securities laws. The Series B Shares have been duly and validly authorized and, when delivered and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable. Assuming sale of all 11,000,000 available Series B Shares, the Series B Shares will be convertible into 11,000,000 shares of Common Stock which will represent approximately 14% of the Common Stock on a fully-diluted basis after giving effect to the issuance of all shares reserved for issuance under the Outstanding Rights. The Conversion Shares are duly authorized and, when issued in compliance with the Company's Certificate of Incorporation, will be validly issued, fully paid and nonassessable and will be issued in compliance with the registration and qualification requirements of all applicable federal and state securities laws. The Company effected a four-for-one Common Stock split in mid-1997, and all of the numbers in this paragraph reflect that split.

                (b) There are no preemptive rights or rights of first refusal with respect to the issuance or sale of the Company's capital stock, other than rights to which certain holders of the Series A Stock are entitled as set forth in the Stockholders Agreement. There are no restrictions on the transfer of the Company's Preferred Stock (including Series B Shares) or the Conversion Shares other than those arising from the Securities Laws and the Stockholders Agreement. Except for (i) the Registration Rights Agreement, (ii) a registration rights agreement dated August 26, 1996, as amended, in favor of the holders of the Series A Stock, (iii) a registration rights agreement in favor of the holder of the NASDAQ Warrant, and (iv) the Voting Agreement, the Company is not party to and is not bound by (and, to the Company's knowledge, no stockholder of the Company is a party to or otherwise bound by) any agreement with respect to (x) the voting of any of the Company's capital stock, or (y) the registration of such capital stock for offering to the public pursuant to the 1933 Act.

                (c) Except as otherwise set forth on Schedule 3.4, the Company owns no Subsidiaries or investments in any other corporation or business organization.

        3.5 Financial Statements. The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, except that the Unaudited Financial Statements have been prepared without footnote disclosures and year-end audit adjustments, which will not, in any event, be material. All of such Financial Statements fairly represent the financial condition of the Company and its Subsidiaries as of the date thereof, and are true, correct and complete as of the date thereof in all material respects. Nothing has come to the attention of the management of the Company since such dates which would indicate that the Financial Statements were not true and correct as of the date thereof.

        3.6 Absence of Undisclosed Liabilities. Between the date of the most recent Financial Statements and the Closing, except as and to the extent disclosed in Schedule 3.6, the Company did not incur any Liabilities that are
(a) individually in excess of $100,000 or (b) in the aggregate in excess of $250,000, other than (i) Liabilities fully and adequately reflected or reserved against on the Financial Statements and (ii) Liabilities incurred in the ordinary course of business. As of the date of the Closing, the Company has no knowledge of any circumstance, condition, event or arrangement that may hereafter give rise to any Liabilities of the Company except in the ordinary course of business or as otherwise set forth on Schedule 3.6.

        3.7 Absence of Certain Developments. Except as disclosed in Schedule 3.7, between the date of the most recent Financial Statements and the Closing, there was (i) no material adverse change in the condition, financial or otherwise, of the Company or in the assets, liabilities, business or prospects of the Company, (ii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the Company, (iii) no waiver of any right of the Company or cancellation of any debt or claim held by the Company,
(iv) no loan by the Company to any officer, director, employee or stockholder of the Company, any affiliates of any of the foregoing, or any agreement or commitment therefor, (v) no material loss, destruction or damage to any property of the Company, whether or not insured, (vi) no labor trouble involving the Company and no material change in the personnel of the Company or the terms and conditions of their employment, and (vii) no acquisition or disposition of any assets (or any contract or arrangement therefor) nor any other transaction by the Company otherwise than for fair value in the ordinary course of business.

        3.8 Accounts Receivable. Except as disclosed on Schedule 3.8, the Company has no accounts receivable from any Person which is affiliated with the Company or any of its directors, officers, employees or shareholders or any affiliates of any of the foregoing.

        3.9 Debt. Schedule 3.9 sets forth (a) a list of all agreements for incurring of indebtedness for borrowed money to which the Company is a party,
(b) the amount of all indebtedness under each such agreement, (c) the Liens that relate to such indebtedness and that encumber the assets of the Company, and (d) the name of the lender thereof. None of the obligations pursuant to such agreements are subject to acceleration by reason of the consummation of the transactions contemplated hereby, nor would the execution of the Transaction Documents or the consummation of the transactions contemplated thereby result in any default under such agreements.

        3.10 Title to Properties. The Company has good and marketable title to all of its properties and assets (other than Intellectual Property, which is addressed by Section 3.13 below), free and clear of all Liens, and such properties and assets constitute all of the assets necessary for the conduct of the Company's business as presently conducted and as presently contemplated to be conducted. All machinery and equipment included in such properties which is necessary to the business of the Company is in good condition and repair and all leases of real or personal property to which the Company is a party are in full force and effect and afford the Company peaceful and undisturbed possession of the subject matter of the lease. The Company is not in violation of any Requirement of Law applicable to the operation of its owned or leased properties, nor has the Company received any written notice of violation with which it has not complied.

        3.11   Tax Matters.

                (a) The Company has paid or caused to be paid all Taxes required to be paid by it through the date hereof, whether disputed or not. All Taxes which the Company is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. The Company has, in accordance with applicable law, timely and properly filed all Tax returns required to be filed by it through the date hereof, all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period, and any deductions from, or credits against, any Taxes or taxable income relating to such returns are in all material respects valid and proper items of deduction or credit.

                (b) Neither the IRS nor any other governmental authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes. The Company has never entered into a closing agreement pursuant to Section 7121 of the Code. The Company is not and never has been a "personal holding company" as defined under Section 541 of the Code. There has not been any audit of any tax return filed by the Company, no such audit is in progress, and the Company has not been notified by any tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes. To the best of the Company's knowledge, the Company does not have any liability for the Taxes of any person or entity other than the Company.

        3.12 Contracts and Commitments. Except as provided on Schedule 3.12, the Company is not a party to any Material Contract. The Company does not know of any basis for the termination, expiration or modification of any such Material Contracts. Neither the Company nor any other party thereto is in default under any Material Contract and, to the best knowledge of the Company, there is no state of facts which upon notice or lapse of time or both would constitute such a default. The Company is not a party to any contract or arrangement which under circumstances now foreseeable is likely to have a materially adverse effect on the assets, liabilities, business, condition, financial or otherwise, or prospects of the Company. The Company does not have any liability for renegotiation of any government contracts or subcontracts.

        3.13    Intellectual Property.

                (a) Schedule 3.13 sets forth all Patents, Trademarks and registered Copyrights owned by, and applications for any of the above filed by, the Company specifying as to each item, as applicable: (i) the category of Intellectual Property; (ii) the jurisdiction in which the item is issued or registered or in which any application for issuance or registration has been filed, including the respective issuance, registration or application number;
(iii) the date of application, issuance or registration; and (iv) with respect to any Trademarks, the class or classes of goods or services on which each such Trademark is or is intended to be used. None of the Intellectual Property of the Company is subject to any outstanding Judgment, and, except for the NeoVision Letter and as otherwise set forth in Schedule 3.13, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company, threatened, which challenges the validity, enforceability, use or ownership of the Intellectual Property of the Company, nor does the Company know of any valid basis for any such claim, or any prior art, or any act or omission or failure to act which may render the Intellectual Property invalid or unenforceable.

                (b) Schedule 3.13 sets forth all licenses, sublicenses and other agreements under which the Company is either a licensor or licensee of any Intellectual Property, except such licenses, sublicenses and other agreements relating to prepackaged software used solely on the computers of the Company. The Company has substantially performed all obligations imposed upon it thereunder, and neither the Company nor, to the knowledge of the Company, any other party thereto, is in breach of or default thereunder in any respect, nor is there any event which with notice or lapse of time or both would constitute a default thereunder. All of the licenses listed on Schedule 3.13 are valid, enforceable and in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                (c) To the knowledge of the Company, none of the Intellectual Property currently sold or licensed by the Company to any Person or used by or licensed to the Company infringes upon or otherwise violates any Intellectual Property rights of others. No claim is pending or, to the knowledge of the Company, threatened which challenges the freedom of the Company to conduct its business as presently conducted.

                (d) Except for the NeoVision Letter and as otherwise set forth on Schedule 3.13, no litigation, action, suit, proceeding, arbitration, claim, complaint, dispute or investigation is pending or, to the knowledge of the Company, threatened against the Company, contesting the right of the Company to sell or license to any Person or use the Intellectual Property presently sold or licensed to such Person or used by the Company, nor does the Company know of any valid basis for any such claim.

                (e) To the knowledge of the Company, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company.

                (f) Except as set forth on Schedule 3.13, the Company has not agreed to indemnify any person against any charge of infringement or other violation with respect to any Intellectual Property owned or used by the Company.

                (g) No former employer of any employee of the Company, and no current or former client of any consultant of the Company, has made a claim against the Company or, to the knowledge of the Company, against any other Person, that such employee or such consultant is utilizing proprietary information of such former employer or client.

                (h) Except as set forth on Schedule 3.13, the Company is not a party to or bound by and, upon the consummation of the transactions contemplated by this Agreement, will not be a party to or bound by, any license or other agreement requiring the payment of any material royalty payment, excluding such agreements relating to prepackaged software licensed for use solely on the computers of the Company.

                (i) To the knowledge of the Company, no employee of the Company is in violation of any Requirement of Law applicable to such employee's employment, or any term of any employment agreement, patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with the Company.

                (j) Since January 1995, each employee and officer of the Company who has had access to OptiMark(TM) has executed an agreement regarding confidentiality, proprietary information and assignment of inventions to the Company and, to the knowledge of the Company, none of such employees and officers are in violation of such agreements.

                (k) To the knowledge of the Company, none of the Trade Secrets of the Company, the value of which is contingent upon the continued maintenance of the confidentiality thereof, has been disclosed to any Person other than employees, representatives and agents of the Company, except (A) where the Company determined that such disclosure was necessary to conduct the business of the Company, such disclosure not having a material adverse effect on the Company, (B) as required pursuant to the filing of a Patent application by the Company, or (C) under a confidentiality agreement.

                (l) The Company has the exclusive right to file, procure and maintain all applications and registrations for the Intellectual Property owned by the Company.

                (m) To the present knowledge of the Company, all Patents, Trademarks and Copyrights owned by the Company are valid and subsisting. The Company has taken commercially reasonable efforts to maintain and protect its Intellectual Property.

                (n) The Intellectual Property owned by the Company is free and clear of all Liens.

        3.14 Litigation. Except as otherwise set forth on Schedule 3.14 hereto, there is no litigation, arbitration or governmental proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, which could, if adversely determined,
(i) call into question the validity or hinder the enforceability or performance of the Transaction Documents or the agreements and transactions contemplated thereby or (ii) have a materially adverse effect on the assets, liabilities, business, condition (financial or otherwise), or prospects of the Company; nor, to the best knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted.

        3.15 Offerees. Neither the Company nor anyone acting on its behalf has sold, offered or solicited offers to buy any securities of the Company so as to bring the offer, issuance or sale of the Series B Shares or the Conversion Shares, as contemplated by this Agreement, within the provisions of Section 5 of the 1933 Act, unless such offer, issuance or sale was within the exemptions of the 1933 Act. Assuming the accuracy of the representations of the Purchasers in Section 4 below, the Company has complied with all Securities Laws in connection with the issuance and sale of the Series B Shares.

        3.16 Business; Compliance with Laws. The Company has all material franchises, permits, licenses, orders, approvals and all other rights and privileges necessary to permit it to own its property and to conduct its business as it is presently conducted and as it is presently contemplated to be conducted (collectively, "Permits"). Such Permits are in full force and effect. The Company is not in violation in any respect of any Requirement of Law, Judgment or Permit. The Company is in compliance, in all respects, with all material federal, state and local laws and regulations (including all applicable environmental laws and regulations, whether material or immaterial) relating to its business as presently conducted. Neither the Company nor any officer or director of the Company has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for its or his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any Judgment (not subsequently reversed, suspended or vacated) permanently or temporarily enjoining it or him from, or otherwise imposing limits or conditions on its or his, engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

        3.17 Information Supplied to Purchasers. Neither the Transaction Documents, nor the Schedules and Exhibits attached thereto or any document referenced therein, nor any certificate, projection or statement (whether oral or written) furnished to the Purchasers by or on behalf of the Company, contains any untrue statement of a material fact, and none of the Transaction Documents, the Schedules and Exhibits attached thereto or such other documents, certificates, projections or statements referenced therein omits to state a material fact necessary in order to make the statements contained therein not misleading. There is no material fact directly relating to the assets, liabilities, business, condition (financial or otherwise) or prospects of the Company (other than facts which relate to general economic trends or conditions) known to the Company that materially adversely affects or in the future may reasonably be expected to be materially adversely affect the same that has not been set forth in this Agreement or in the Schedules and Exhibits attached hereto.

        3.18 Investment Banking; Brokerage. Except for J.C. Bradford & Co., L.L.C. and Frank Egan, (a) no broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and (b) there are no brokerage commissions, finder's fees or similar fees or commissions payable to any Person as a result of any actions taken by the Company.

        3.19    Environmental Matters.

                (a) The Company has never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Material. No Hazardous Material has ever been or, to the best knowledge of the Company, is threatened to be spilled, released, or disposed of by the Company, at any site presently or formerly owned, operated, leased, or used by the Company, or has ever come to be located in the soil or groundwater at any such site. No Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by the Company for treatment, storage, or disposal at any other place. To the best knowledge of the Company, the Company presently does not own, operate, lease, or use, nor has the Company previously owned, operated, leased, or used, any site on which underground storage tanks are or were located. No Lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company with the presence of any Hazardous Material and based upon any action or inaction of the Company.

                (b) The Company has no liability under, nor has it ever violated in any respect, any Environmental Law. The Company, any property owned, operated, leased, or used by the Company, and any facilities and operations thereon are presently in compliance in all respects with all applicable Environmental Laws. The Company has never entered into or been subject to any Judgment with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law. None of the foregoing items enumerated in this paragraph will be forthcoming.

                (c) For purposes of this Section 3.19, the term "Company" shall include the Company, its Subsidiaries and their Affiliates, and any predecessors of the Company, its Subsidiaries and their Affiliates.

        3.20    Employee Benefit Programs.

                (a) Schedule 3.20 sets forth a list of every Employee Program that has been maintained by the Company at any time since January 1, 1995.

                (b) Each Employee Program which has ever been maintained by the Company and which has at any time been intended to qualify under Section 401(a) or Section 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and, to the best knowledge of the Company has, in fact, been continuously qualified under the applicable section of the Code since the effective date of such Employee Program. No event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

                (c) Each Employee Program that has ever been maintained by the Company has been maintained in compliance with all applicable laws. With respect to any Employee Program ever maintained by the Company, there has occurred no "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code (for which there exists neither a statutory nor regulatory exception), or material breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan or to any person in regard to such plan), which could result, directly or indirectly (including, without limitation, through any obligation of indemnification or contribution), in any taxes, penalties or other liability to the Company or any of its affiliates. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the best knowledge of the Company, threatened with respect to any such Employee Program.

                (d) Neither the Company nor any Affiliate (i) has ever maintained any Employee Program which has been subject to Title IV of ERISA or
Section 412 of the Code (including, but not limited to, any Multiemployer Plan) or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

                (e) With respect to each Employee Program maintained by or on behalf of the Company or any Affiliate within the three (3) years preceding the Closing, complete and correct copies of the following documents (if applicable to such Employee Program) have been made available to the Purchasers:
(i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements), as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or Section 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy and any excess loss policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; and (vii) all other materials reasonably necessary for the Company to perform any of its responsibilities with respect to any Employee Program subsequent to the Closing (including, without limitation, health care continuation requirements).

                (f) With respect to each Employee Program maintained by the Company or its Affiliates, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company could, directly or indirectly (through a Commonly Controlled Entity or otherwise), be subject to any liability under

ERISA, the Code or any other applicable law, except liability for benefits claims and funding obligations payable in the ordinary course.

                (g) Each Employee Program maintained by the Company or Affiliate that is a "group health plan" (as defined in ERISA Section 607(1) or Code Section 5001(b)(1)) has been operated at all times in compliance with the provisions of COBRA and any applicable, similar state law.

                (h) The consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Code Section 280G(b); or (iv) constitute or involve a prohibited transaction (as defined in ERISA Section 502(1)) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

        3.21 Product and Services Claims. There are no pending or, to the best of the Company's knowledge, threatened product or service claims with respect to any products manufactured or services provided by the Company nor are there any facts upon which a claim of such nature could reasonably be anticipated to be based. The Company does not have any contractual liability for breach of warranty or service claims. No claims have been made against the Company for renegotiation or price redetermination of any business transaction resulting from or relating to defective products or services, and, to the best of the Company's knowledge, there are no facts upon which any such claim should reasonably be anticipated to be based.

        3.22 Employees; Labor Matters. As of the date of this Agreement, the Company employed a total of approximately 190 full-time employees. The Company believes it enjoys good employer-employee relationships. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed to the date hereof or amounts required to be reimbursed to such employees. The Company does not have any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in Schedule 3.22. All of the Company's programs and arrangements in connection with the payment of commissions are described in
Schedule 3.22. To the best of the Company's knowledge, the Company is in material compliance with all Requirements of Law respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or, to the best of the Company's knowledge, threatened against or involving the Company. The Company has not received any information indicating that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. To the best of the Company's knowledge, the Company is, and at all times since its incorporation has been, in material compliance with the requirements of the Immigration Reform Control Act of 1986.

        3.23 Trade Relations. To the best knowledge of the Company, there exists no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Company with any customer or any group of customers whose purchases are individually or in the aggregate material to the business of the Company, or with any material supplier.

        3.24 Corporate Records; Copies of Documents. The corporate record books of the Company accurately record all corporate action taken by its stockholders, Board and committees thereof. The copies of the corporate records of the Company, as made available to the Purchasers for review, are true and complete copies of the originals of such documents. The Company has made available for inspection by the Purchasers true and correct copies of all documents referred to in this Section 3.24 or in the Schedules delivered pursuant to this Agreement.

        3.25 Affiliate Transactions. Except as set forth in Schedule 3.25 hereto, neither the Company nor, to the best of the Company's knowledge, any officer, employee or director of the Company owns or controls, directly or indirectly, on an individual or joint basis, any interest in (excepting less than 1% stockholding for investment purposes in securities of publicly-held companies) or serves as an officer, director, employee, consultant, partner or in another similar capacity of, any competitor, supplier, lessor, lessee, distributor, sales agent or customer of or lender to or borrower from, the Company.

        3.26 Insurance. Schedule 3.26 lists all of the insurance policies held by or on behalf of the Company as of the date of this Agreement, with the effective date and coverage amounts indicated thereon. Except as set forth on
Schedule 3.26, such policies and binders are valid and enforceable in accordance with their terms and are in full force and effect. None of such policies will be affected by, or terminate or lapse by reason of, any transaction contemplated by this Agreement or any transaction contemplated hereunder.

        3.27 FIRPTA. The Company is not a "foreign person" within the meaning of Section 1445 of the Code.

        3.28 Investment Company. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.  INVESTOR REPRESENTATIONS

        To induce the Company to enter into this Agreement, each Purchaser hereby severally and not jointly represents to the Company as follows:

        4.1 Authorization. The execution of this Agreement and all other documents executed pursuant to hereto have been duly authorized by all necessary action on the part of the Purchaser, has been duly executed and delivered, and constitutes a valid, binding and enforceable agreement of the Purchaser.

        4.2 Investment Intent. The Purchaser is acquiring the Series B Shares for its own account, for investment, and not with a present view to any "distribution" thereof within the meaning of the 1933 Act.

        4.3 Restrictions on Transfer. The Purchaser understands that, because the Series B Shares have not been registered under the Securities Laws, the Purchaser cannot dispose of any or all of the Series B Shares or the Conversion Shares unless such securities are subsequently registered under the Securities Laws or exemptions from such registration are available. The Purchaser understands that each certificate representing the Series B Shares and the Conversion Shares will bear a legend substantially as follows:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO A WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

        4.4 Sophistication. The Purchaser is sufficiently knowledgeable and experienced in the making of venture capital investments so as to be able to evaluate the risks and merits of its investment in the Company, and is able to bear the economic risk of loss of its investment in the Company.

        4.5 No General Solicitation. The Purchaser did not learn of this investment through any general solicitation or general advertising by the Company, as those terms are used in Rule 502(c) under the 1933 Act.

        4.6 Brokers. No broker, finder, agent or similar intermediary has acted on behalf of the Purchaser in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith.

        4.7 Accreditation. The Purchaser is an "accredited investor" as that term is defined under Regulation D adopted under the 1933 Act.

        4.8 Reliance by Company. The Purchaser has been advised that the Series B Shares have not been and are not being registered under the Securities Laws and that in issuing the Series B Shares the Company is relying upon, among other things, the representations and warranties of the Purchasers contained in this Section 4.

SECTION 5.  INDEMNIFICATION

        5.1     General.

                (a) The Company shall, to the full extent permitted by law, and in addition to any such rights which any Indemnified Party (as defined herein) may have pursuant to statute, common law, separate agreement, the Company's Certificate of Incorporation or By-laws, or otherwise, indemnify, defend and hold harmless each Purchaser (including its respective subsidiaries, affiliates, directors, officers, members, partners, employees and agents, an "Indemnified Purchaser") and each person (a "Controlling Person" and, collectively with Indemnified Purchasers, the "Indemnified Parties") who controls any of them within the meaning of Section 15 of the 1933 Act, from and against any and all Losses (including Losses incurred by the Indemnified Party in any action between the Company and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from, arising out of or relating to (i) any breach of any representation or warranty, covenant or agreement by the Company in the Transaction Documents and/or any Certificate or Schedule delivered by the Company pursuant thereto, including, without limitation, any legal, administrative or other actions (including actions brought by the Purchasers or the Company or any equity holders of the Company or derivative actions brought by any Person claiming through or in the Company's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Transaction Documents and/or any Certificate or Schedule delivered by the Company pursuant thereto, the transactions contemplated thereby, or any Indemnified Party's role therein or in transactions contemplated thereby, (ii) by reason of their status as a security holder, creditor, director, agent, representative or controlling person of the Company (including, without limitation, any and all Losses under the Securities Laws, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of the Securities or to any fiduciary obligation owed with respect thereto), and (iii) the claims of NeoVision Hypersystems, Inc. set forth in the NeoVision Letter; provided, however, that the Company will not be liable to the extent that Losses arise from and are based on an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus which is made in reliance on and in conformity with information furnished to the Company by or on behalf of such Indemnified Party. The indemnification and contribution provided for in this Section 5.1 will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Parties or any officer, director, employee, agent or Controlling Person of the Indemnified Parties.

                (b) If the indemnification provided for in this Section 5.1 is for any reason held by a court of competent jurisdiction to be unavailable to an Indemnified Party in respect of any Losses referred to above, then the Company, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Purchasers, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Purchasers in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable considerations. In connection with any registration of the Company's securities, the relative benefits received by the Company and the Purchasers shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company and the Purchasers, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the securities so offered. The relative fault of the Company and the Purchasers shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                (c) The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to the foregoing paragraph (b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the foregoing paragraph (b). In connection with any registration of the Company's securities, in no event shall a Purchaser be required to contribute any amount under this Section 5.1 in excess of the lesser of (i) that proportion of the total of such Losses indemnified against equal to the proportion of the total securities sold under such registration statement which is being sold by such Purchasers or (ii) the proceeds received by such Purchaser from its sale of securities under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of the Securities Laws) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

        5.2     Notice; Defense of Claims.

                (a) Promptly after receipt by an Indemnified Party of notice of any third party or other claim, liability or expense to which the indemnification obligations hereunder would apply, including in connection with any governmental proceeding, the Indemnified Party shall give notice thereof in writing to the indemnifying party or parties, but the omission to so notify the indemnifying party or parties promptly will not relieve the indemnifying party or parties from any liability except to the extent that the indemnifying party or parties shall have been materially prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

                (b)     In the case of any third party claim, if within twenty
(20) days after receiving the notice described in the preceding paragraph the indemnifying party or parties (i) give written notice to the Indemnified Parties stating that they intend to defend in good faith against such claim, liability or expense at their own cost and expense and (ii) provide assurance and security reasonably acceptable to such Indemnified Parties that such indemnification will be paid fully and promptly if required and such Indemnified Parties will not incur cost or expense during the proceeding, then counsel for the defense shall be selected by the indemnifying party or parties (subject to the consent of such Indemnified Parties which consent shall not be unreasonably withheld) and such Indemnified Parties shall not be eligible for any payment with respect to such claim, liability or expense as long as the indemnifying party or parties are conducting a good faith and diligent defense at their own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party or parties shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the indemnifying party or parties assume such defense in accordance with the preceding sentence, they shall have the right, with the consent of such Indemnified Parties, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying party or parties' obligation to indemnify such Indemnified Parties therefor will be fully satisfied and the settlement includes a complete release of such Indemnified Parties. The indemnifying party or parties shall keep the such Indemnified Parties apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such Indemnified Parties with all documents and information that such Indemnified Parties shall reasonably request and shall consult with such Indemnified Parties prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such Indemnified Parties shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party or parties and the Indemnified Parties and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for such Indemnified Parties shall be paid by the indemnifying party or parties. If no such notice of intent to dispute and defend is given by the indemnifying party or parties, or if such diligent good faith defense is not being or ceases to be conducted, such Indemnified Parties shall, at the expense of the indemnifying party or parties, undertake the defense of (with counsel selected by such Indemnified Parties), and shall have the right to compromise or settle, such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party or parties, then such Indemnified Parties shall make available all information and assistance that the indemnifying party or parties may reasonably request and shall cooperate with the indemnifying party or parties in such defense.

        5.3 Satisfaction of Indemnification Obligations. Any indemnity payable pursuant to this Section 5 shall be paid not later than thirty (30) days following the later of (a) the Indemnified Party's request therefor or (b) a final non-appealable determination of Loss, but in any event such payment shall be made not later than ten (10) days prior to the date on which the Loss upon which the indemnity is based is required to be satisfied by the Indemnified Party, if applicable.

SECTION 6.  COVENANTS OF THE COMPANY.

        Until the earlier to occur of (i) August 27, 2016, or (ii) the IPO Effectiveness Date:

        6.1 Inspection. The Company will permit representatives of each Purchaser to visit and inspect any of its properties, to examine its corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice to the Company.

        6.2 Financial Statements and Other Information. The Company shall deliver to each Purchaser the following:

                (a) as soon as available, but not later than sixty (60) days after the end of each fiscal year of the Company, a copy of the audited balance sheet of the Company as of the end of such year and the related statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by a management summary and analysis of the operations of the Company for such fiscal year and by the opinion of a nationally recognized independent certified public accounting firm which report shall state without qualification that such financial statements present fairly the financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis;

                (b) as soon as available, but in any event not later than thirty (30) days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited balance sheet of the Company, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, all certified by an appropriate officer of the Company as presenting fairly the financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis, subject to normal year-end adjustments and the absence of footnotes required by GAAP; and

                (c) annual operating budgets and, from time to time, such other financial data and information about the Company as is reasonably available to the Company and as any of the Purchasers may reasonably request.

        6.3 Management Compensation. Compensation paid by the Company to its management will be reasonably comparable to compensation paid to management in companies in the same or similar businesses of similar size and maturity and with comparable financial performance.

        6.4 Conduct of Business. The Company will (a) keep in full force and effect (i) its corporate existence and good standing under the laws of its jurisdiction of incorporation and (ii) all intellectual property rights useful in its business (except such rights as the Board of Directors has reasonably determined are not material to the Company's continuing operations), (b) preserve and maintain in full force and effect all material rights, privileges, qualifications, applications, licenses and franchises necessary in the normal conduct of its business, (c) conduct its business in accordance with sound business practices, and (d) file or cause to be filed in a timely manner all reports, applications and licenses that shall be required by a governmental agency or body and that, if not timely filed, could have a material adverse effect on the Company.

        6.5 Payment of Taxes, Compliance with Laws, etc. The Company will pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income or property before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if not paid when due, might become a lien or charge upon its property or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof is being contested by the Company in good faith by appropriate proceedings and an adequate reserve therefor has been established on its books. The Company will use its best efforts to comply with all applicable laws and regulations in the conduct of its business, including, without limitation, all applicable federal and state securities laws in connection with the issuance of any shares of its capital stock.

        6.6 Insurance. The Company will keep its insurable properties insured, upon reasonable business terms, by financially sound and reputable insurers against liability, and the perils of casualty, fire and extended coverage in amounts of coverage at least equal to those customarily maintained by companies in the same or similar business as the Company. The Company will also maintain with such insurers insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies engaged in the same or similar business.

        6.7 Maintenance of Properties. The Company will maintain all properties used or useful in the conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, as necessary to permit such business to be properly and advantageously conducted.

        6.8 Affiliated Transactions. All transactions between the Company and any director, officer or key employee of the Company shall be conducted on an arm's-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from nonrelated persons and shall be approved in advance by a majority of disinterested members of the Board of Directors after full disclosure of the terms thereof.

        6.9 Use of Proceeds. The Company will use the first $60,000,000 of proceeds from the sale of the Series B Shares (i) to complete development of the Pacific Exchange application for OptiMark(TM), and (ii) to fund the role-out of OptiMark(TM) to the expected point of positive cash flow, with (iii) any balance being dedicated as needed to the NASDAQ, Japan and Toronto business initiatives. The balance of the proceeds from the sale of the Series B Shares will be used as determined by the Board of Directors.

        6.10 Books and Records. The Company shall keep books of record and account, in which accurate entries shall be made of all financial transactions and the assets and business of the Company in accordance with GAAP consistently applied.

        6.11 Back-ups of Computer Software. The Company shall make back-ups of all material computer software programs and databases and shall maintain such software programs databases at a secure off-site location.

        6.12 Defense of Intellectual Property. In the event the Company discovers, either through its own investigation or through notice from any Purchaser or other entity, that a third party may be infringing the Intellectual Property, the Company shall commence reasonable efforts to cease such infringement. If the third party declines to cease infringement, the Company shall consider in good faith whether to commence and pursue legal action against such third party. The determination of whether or not legal action shall be commenced shall lie exclusively with the Company; provided, however, the Company shall not unreasonably decline to commence legal action if the Company obtains or receives reasonable evidence of infringement by a third party and said infringement is having or may have a material impact on the Company's revenue or other business interests. All costs of such legal action shall be born by the Company, and the Company shall retain control over the conduct of such action, including settlement. In the event threatened or actual legal action by the Company results in a settlement or resolution that provides damages or other monies to the Company, such proceeds will be the property of the Company, provided Purchasers have incurred no legal fees or costs in connection with that action not otherwise subject to indemnification hereunder, in which event Purchasers' fees and costs shall first be reimbursed from such proceeds.

SECTION 7.  GENERAL

        7.1 Amendments; Waivers and Consents. For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, except as otherwise specifically set forth herein or therein, no course of dealing between the Company on the one hand and any Purchaser on the other and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. Except as otherwise provided herein or therein, amendments in or additions to, and any consents required by, this Agreement may be made, and compliance with any term, covenant, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) by a Consent of the Purchasers and (in the case of any such amendment or addition) the Company. Any amendment or waiver effected in accordance with this Section 7.1 shall be binding upon each holder of Series B Shares and the Conversion Shares, each future holder of all such Securities, and the Company.

        7.2     Survival of Representations, Warranties and Covenants:
Assignability of Rights. All covenants, agreements, representations and warranties of the Company made herein and in the Schedules and Exhibits delivered or furnished by or on behalf of the Company to any Purchaser in connection herewith shall be deemed material and to have been relied upon by such Purchaser, and, except as otherwise provided in this Agreement, shall survive the delivery of the Series B Shares indefinitely, regardless of any instruction or any investigation by or on behalf of the Purchasers, and shall not merge in the performance of any obligation and shall bind the Company's successors, assigns and heirs, whether so expressed or not. Except as otherwise provided in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the Purchasers' successors and assigns and to transferees of the Series B Shares, whether so expressed or not. The representations and warranties made by the Purchasers in Section 4 of this Agreement shall survive the delivery of the Series B Shares and shall bind the Purchasers' successors and assigns and shall inure to the benefit of the Company's successors and assigns.

        7.3 Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of law.

        7.4 Section Headings; Counterparts. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

        7.5 Notices and Demands. Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto or thereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served and received for all purposes upon the earlier to occur of actual delivery or five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or by express delivery providing receipt of delivery, to the following addresses:

                (a) if to the Company, at its chief executive office, or at any other address designated by the Company to each of the Purchasers in writing;

                (b)     if to a Purchaser, at its mailing address as shown on
Schedule I hereto, or at any other address designated by such Purchaser to the Company in writing.

        7.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

        7.7 Expenses. The Company shall pay its costs and expenses, and each of the Purchasers shall pay its respective costs and expenses, incurred with respect to the negotiation, execution, delivery and performance of this Agreement and the agreements, documents and instruments contemplated hereby or executed pursuant hereto.

        7.8 Publicity. Except as may be required by applicable Requirement of Law, (i) none of the Purchasers shall issue a publicity release or public announcement or otherwise make any disclosure concerning the Transaction Documents or the transactions contemplated thereby, without prior written approval by the Company, and (ii) the Company shall not issue any publicity release, public announcement or make any other disclosure regarding the Transaction Documents, which disclosure directly or indirectly references the name of any Purchaser, without prior written approval of that Purchaser; provided, however, that nothing in this Agreement shall restrict any party to this Agreement from disclosing information (a) that is already publicly available; (b) to a prospective Purchaser or transferee in connection with any contemplated sale or transfer of any of the Series B Shares or Conversion Shares; and/or (c) to its attorneys, accountants, consultants and other advisors to the extent necessary to obtain their services in connection with this Agreement. If any announcement is required by law to be made by any Purchaser, prior to making such announcement such Purchaser will deliver a draft of such announcement to the Company and shall give the Company an opportunity to comment thereon.

        7.9 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental agency or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

        7.10 Integration. This Agreement together with the other Transaction Documents, including the Schedules, Exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as a sealed instrument as of the day and year first above written.

                                Company:

                                OptiMark Technologies, Inc.

                                By: /s/ Phillip J. Riese
                                Chief Executive Officer

                                Purchasers:

                                           see signature page(s) attached hereto


                                Purchaser:

                                Virginia Surety Company, Inc.
                                By: /s/ Michael C. Conway
                                Senior Vice President

                                The Goldman Sachs Group, L.P.
                                By: The Goldman Sachs Corporation,
                                its General Partner
                                By: /s/ J. David Rogers
                                Executive Vice President

                                Castellini Family Partnership, L.P.
                                By: JAC Management LLC,
                                its General Partner
                                By: /s/ Jerome A. Castellini
                                Manager

                                OMK Partners, L.P.
                                By: JAC Management LLC,
                                its General Partner
                                By: /s/ Jerome A. Castellini
                                Manager

                                /s/ Jerome A. Castellini

                                Greenwich Ventures, L.P.
                                By: Greenwich Ventures, L.L.C.,
                                its General Partner
                                By: /s/ Jon Victor
                                Managing Partner

                                Vantage Ventures, C.V.
                                By: Greenwich Ventures, L.L.C.,
                                its General Partner
                                By: /s/ Jon Victor
                                Managing Partner

                                Big Island, LLC
                                By: /s/ David R. Duncan
                                Manager

                                Everen Capital Corporation
                                By: /s/ James R. Boris
                                Chief Executive Officer

                                /s/ Charles F. Knight

                                /s/ Lester B. Knight

                                Nihon Keizai Shimbun, Inc.
                                By: /s/ Ryoki Sugita
                                Executive Managing Director

                                QUICK Corp.
                                By: /s/
                                Senior Managing Director

                                JCB Venture Partnership IV
                                By: /s/ J.C. Bradford Jr.

                                Commerce Partners I
                                By: /s/ J.C. Bradford Jr.

                                /s/ Jeffrey E. Powell

                                Prairie Acorn Ventures, LLC
                                By: /s/

                                /s/ Harvey P. Eisen

                                Jones & Associates, Inc.
                                By: /s/ Anthony J. Tesoro
                                Chairman, Chief Executive Officer

                                Jones Investment Group, LLC
                                By: /s/ Anthony J. Tesoro
                                President

                                BT Investment Partners, Inc.
                                By: /s/ Peter Scutt
                                Managing Director



                                ML IBK Positions, Inc.
                                By: /s/   James V. Caruso
                                Vice President

                                Merrill Lynch KECALP L.P. 1997
                                By:  KECALP, Inc., its General Partner
                                By: /s/   Robert F. Tully
                                Vice President and Treasurer

                                Merrill Lynch KECALP International L.P. 1997
                                By:  KECALP International, Inc.,
                                its General Partner
                                By: /s/   Robert F. Tully
                                Treasurer

                                OptiMark Investors General Partnership
                                By: /s/   David Baylor
                                General Partner

                                Winslade Management Limited
                                By: /s/  Michael Buckley

                                /s/  Jamie Blond

                                Credit Suisse First Boston OptiMark
                                Investors, Inc.
                                By: /s/
                                Managing Director

                                /s/  John H. Blair

                                Paine Webber Capital Inc.
                                By: /s/  Dhananjay Pai
                                President

                                Dain Rauscher Wessels,
                                a Division of Dain Rauscher Incorporated
                                By: /s/
                                Chairman, President & Chief Executive Officer

                                /s/  Harold S. Bradley
                                /s/  Kathryn Andrasik-Bradley

                                Fremont Concentrated Equity Fund, LLC
                                By: /s/
                                Executive Vice President & Principal
                                Kern Capital Management LLC

                                Perth Capital, LLC
                                By: /s/

                                Orincon Technologies, Inc.
                                By: /s/   Thomas P. O'Hara
                                Chief Financial Officer

                                Community Investment Partners III L.P., LLLP
                                By: /s/  Daniel A. Burkhardt
                                Chairman, CIP Management, Inc.

                                First Union Investors, Inc.
                                By: /s/
                                Senior Vice President

                                J Partners
                                By: /s/  Richard Jacinto II
                                Partner

                                J.C. Bradford & Co., L.L.C.
                                By: /s/

                                Tom and Nancy Juda Living Trust
                                UA DTD 5/3/95
                                By: /s/  Tom Juda
                                Trustee

                                Ryan Family Trust April 1, 1997
                                By: /s/  David & Deborah Ryan
                                Trustee

                                D.A. Davidson & Co.
                                By: /s/  Ian B. Davidson
                                Chairman

                                /s/  John P. Dunphy



                                Sanders Morris Mundy Inc.
                                By: /s/  B. T. Morris
                                President

                                Fahnestock & Co. Inc.
                                By: /s/
                                Chairman and CEO

                                Boyd Family Trust
                                By: /s/   Chris Boyd
                                Trustee

                                O'Neil Data Systems, Inc.
                                By: /s/
                                Chairman

                                Haven Capital Management Inc.
                                Profit Sharing Plan C
                                By: /s/  Denis M. Turko
                                Trustee
                                 By:/s/   Stephen Ely
                                Trustee

                                /s/  Stephen Ely

                                /s/  Denis M. Turko

                                Hambrecht & Quist
                                By: /s/
                                Chief Financial Officer

                                AGE Investments, Inc.
                                By: /s/  Robert L. Proost
                                Sole Director

                                Banc Boston Capital Inc.
                                By: /s/  Mary Joseph Rielly
                                Vice President

                                CIBC Wood Gundy Capital Corp.
                                By: /s/  Rick White
                                Managing Director

                                   Schedule I
                     (to Series B Stock Purchase Agreement)


           Cert.Name and Address                  Effective        Number of
              No.of Purchaser                 Date of Purchase     Shares of
              ---------------                 ----------------     Series B
                                                                     Stock
                                                                   Purchased
                                                                   ---------
              (First Closing:)
B-1     Virginia Surety Company, Inc.              4/23/98         2,000,000
        123 North Wacker Dr., 29th Floor
        Chicago, IL 60606
                                                                 ---------------
                        TOTAL FIRST CLOSING:                       2,000,000     $20,000,000
-----------------------------------------------------------------------------------------------
             (Second Closing:)
B-2     The Goldman Sachs Group, L.P.              6/1/98          1,000,000
        85 Broad Street, 12th Floor
        New York, NY 10004

B-3     Greenwich Ventures, L.P.                   6/1/98             74,550
        3463 State Street, #503
        Santa Barbara, CA 93105

B-4     Vantage Ventures, C.V.                     6/1/98             25,450
        3463 State Street, #503
        Santa Barbara, CA 93105

B-5     Castellini Family Partnership, L.P.        6/1/98             31,000
        3 First National Plaza, #5450
        Chicago, IL 60602

B-6     OMK Partners, L.P.                         6/1/98            247,800
        3 First National Plaza, #5450
        Chicago, IL 60602

B-7     Jerome Castellini                          6/1/98             52,000
        3 First National Plaza, #5450
        Chicago, IL 60602

B-8     Big Island, LLC                            6/1/98            180,000
        1777 S. Harrison Street, Suite #1
        Denver, CO 80210

B-9     Everen Capital Corporation                 6/1/98            250,000
        77 West Wacker Drive
        Chicago, IL 60601

B-10    Charles F. Knight                          6/1/98             40,000
        24 Foreway
        St. Louis, MO 63124

B-11    Lester B. Knight                           6/1/98             10,000
        155 Thorntree
        Winnetka, IL 60093

                                                                 ---------------
                        TOTAL SECOND CLOSING:                      1,910,800     $19,108,000
-----------------------------------------------------------------------------------------------

              (Third Closing:)

B-12    Nihon Keizai Shimbun, Inc.                 7/1/98            800,000
        1-9-5 Otemachi
        Chiyoda-ku
        Tokyo, KU 100-8066
        Japan

B-13    QUICK Corp.                                7/1/98            200,000
        828 Otemachi Bldg.
        1-6-1 Otemachi
        Chiyoda-ku
        Tokyo, KU 100
        Japan

                                                                 ---------------
                        TOTAL THIRD CLOSING:                       1,000,000     $10,000,000
-----------------------------------------------------------------------------------------------

             (Fourth Closing:)

B-14    JCB Venture Partnership IV                 7/10/98            10,000
        330 Commerce Street
        Nashville, TN 37201

B-15    Commerce Partners I                        7/10/98            70,500
        330 Commerce Street
        Nashville, TN 37201

B-16    Jeffrey E. Powell                          7/10/98            10,000
        330 Commerce Street
        Nashville, TN 37201

B-17    Prarie Acorn Ventures, LLC                 7/10/98            12,000
        311 Walnut Drive
        Nashville, TN 37205

B-18    Harvey P. Eisen                            7/10/98            25,000
        100 South Bedford Road
        Mt. Kisco, NY 10549

B-19    Jones & Associates, Inc.                   7/10/98           150,000
        32133 W. Lindero Rd., Suite 208
        Westlake Village, CA 91361

B-20    Jones Investment Group, LLC                7/10/98           100,000
        32133 W. Lindero Rd., Suite 208
        Westlake Village, CA 91361

B-21    BT Investment Partners, Inc.               7/10/98           500,000
        130 Liberty Street, 24th Floor
        New York, NY 10006

B-22    ML IBK Positions, Inc.                     7/10/98           750,000
        250 Vesey St., 5th Floor
        New York, NY 10281

B-23    Merrill Lynch KECALP L.P. 1997             7/10/98           562,500
        250 Vesey St., 5th Floor
        New York, NY 10281

B-24    Merrill Lynch KECALP                       7/10/98           187,500
           International L.P. 1997
        250 Vesey St., 5th Floor
        New York, NY 10281

B-25    OptiMark Investors                         7/10/98            66,000
           General Partnership
        600 Montgomery Street
        San Francisco, CA 94111
                                                                 ---------------

                       TOTAL FOURTH CLOSING:                       2,443,500     $24,435,000
-----------------------------------------------------------------------------------------------


              (Fifth Closing:)

B-26    Winslade Management Limited                8/5/98             10,000
        P.O. Box 204
        Celtic House

        Victoria Street
        Douglas, Isle of Man
        IM99 1QZ

B-27    Jamie Blond                                8/5/98             50,000
        260 Franklin Street, 14th Floor
        Boston, MA 02110

B-28    Credit Suisse First Boston                 8/5/98          1,000,000
           OptiMark Investors, Inc.
        11 Madison Avenue, 3rd Floor
        New York, NY 10010

B-29    John H. Blair                              8/5/98             30,000
        11 Madison Avenue, 3rd Floor
        New York, NY 10010

B-30    Paine Webber Capital, Inc.                 8/5/98          1,060,000
        1285 Avenue of the Americas
        14th Floor
        New York, NY 10019

B-31    Dain Rauscher Wessels, a                   8/5/98            100,000
           Division of Dain Rauscher
           Incorporated
        60 South 6th Street
        Minneapolis, MN 55402

B-32    Harold S. Bradley and/or Kathryn           8/5/98             10,000
           Andrasik-Bradley
        c/o American Century Investments
        4500 Main Street
        Kansas City, MO 64111

B-33    Fremont Concentrated                       8/5/98             50,000
           Equity Fund
        114 West 47th Street, Suite 1926
        New York, NY 10036

B-34    Perth Capital, LLC                         8/5/98             25,000
        520 Lake Cook Road
        Deerfield, IL 60015

B-35    Orincon Technologies, Inc.                 8/5/98             10,000
        9363 Towne Centre Drive
        San Diego, CA 92121

                                                                 ---------------

                        TOTAL FIFTH CLOSING:                       2,345,000     $23,450,000
-----------------------------------------------------------------------------------------------

              (Sixth Closing:)

B-36    Community Investment Partners              9/22/98            10,000
        III L.P., LLLP 12555 Manchester Rd.
        St. Louis, MO 63131

B-37    First Union Investors, Inc.                9/22/98           125,000
        1 First Union Center
        Charlotte, NC 28288-0732

B-38    J Partners                                 9/22/98            15,000
        c/o Richard Jacinto II
        235 E. 22nd Street, Suite 10E
        New York, NY 10010

B-39    J.C. Bradford & Co., L.L.C.                9/22/98            25,000
        330 Commerce Street
        Nashville, TN 37201

B-40    Tom and Nancy Juda Living Trust            9/22/98            10,000
           UA DTD 5/3/95
        555 Flower Street
        Los Angeles, CA 90071

B-41    Ryan Family Trust Apr. 1 1997              9/22/98             5,000
        100 Wilshire Blvd., 15th Floor
        Santa Monica, CA 90401

B-42    D.A. Davidson & Co..                       9/22/98            10,000
        P.O. Box 5015
        Davidson Building
        Great Falls, MT 59401

B-43    John P. Dunphy                             9/22/98             5,000
        Financial Square
        New York, NY 10005

B-44    Sanders Morris Mundy Inc.                  9/22/98            25,000
        3100 Chase Tower
        600 Travis Street
        Houston, TX 77002

B-45    Fahnestock & Co. Inc.                      9/22/98            15,000
        125 Broad Street, 16th Floor
        New York, NY 10004
        ATTN:  Albert G. Lowenthal

B-46    Boyd Family Trust                          9/22/98            15,700
        4500 Main Street
        Kansas City, MO 64111

B-47    O'Neil Data Systems, Inc.                  9/22/98            20,000
        12655 Beatrice Street
        Los Angeles, CA 90066

B-48    Haven Capital Management Inc.              9/22/98            15,000
           Profit Sharing Plan C
        655 Third Avenue
        New York, NY 10017

B-49    Steve Ely                                  9/22/98             2,500
        655 Third Avenue
        New York, NY 10017

B-50    Denis M. Turko                             9/22/98             2,500
        655 Third Avenue
        New York, NY 10017
                                                                 ---------------

                        TOTAL SIXTH CLOSING:                         300,700     $3,007,000
-----------------------------------------------------------------------------------------------

             (Seventh Closing:)

B-51    Hambrecht & Quist California              10/13/98            25,000
        One Bush Street
        San Francisco, CA 94104
                                                                 ---------------

                      TOTAL SEVENTH CLOSING:                          25,000     $250,000
-----------------------------------------------------------------------------------------------
             (Eighth Closing:)


B-52    AGE Investments, Inc.                      11/4/98            50,000
        One North Jefferson Street
        St Louis, MO 63103
                                                                 ---------------

                       TOTAL EIGHTH CLOSING:                          50,000     $500,000
-----------------------------------------------------------------------------------------------

              (Ninth Closing:)

B-53    BancBoston Capital Inc.                    12/3/98            75,000
        175 Federal Street, 10th Floor
        Boston, MA 02110

                        TOTAL NINTH CLOSING:                          75,000     $750,000
-----------------------------------------------------------------------------------------------

              (Tenth Closing)

B-54    CIBC Wood Gundy Capital Corp.             12/22/98           850,000     $8,500,000
        425 Lexington Avenue
        New York, NY 10017


                        TOTAL TENTH CLOSING:                         850,000     $8,500,000
-----------------------------------------------------------------------------------------------


                                     Summary


            Closing                           Shares                            $
            -------                           ------                            -

               1                            2,000,000                      $20,000,000
               2                            1,910,800                      $19,108,000
               3                            1,000,000                      $10,000,000
               4                            2,443,500                      $24,435,000
               5                            2,345,000                      $23,450,000
               6                             300,700                        $3,007,000
               7                              25,000                         $250,000
               8                              50,000                         $500,000
               9                              75,000                         $750,000
                                  ---------------------------------------------------------------
               10                            850,000                        $8,500,000
                                  ---------------------------------------------------------------
            Totals:                         11,000,000                     $110,000,000